CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated May 23, 2008 on our audits of the consolidated balance sheets of LJ International Inc. and its subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. We also consent to the reference to our firm under the caption “Experts”.
/s/ Gruber & Company, LLC
Gruber & Company, LLC
Lake Saint Louis, Missouri
Date: July 21, 2008